Report of Independent Accountants

To the Board of Trustees and Shareholders of Schwab Capital Trust:

In planning and performing our audits of the financial statements of Schwab S&P 500 Fund, Schwab
Small-Cap Index Fund?, Schwab Total Stock Market
Index Fund?, Schwab International Index Fund?, Schwab
MarketTrack All Equity Portfolio, Schwab MarketTrack
Growth Portfolio, Schwab MarketTrack Balanced
Portfolio, Schwab MarketTrack Conservative
Portfolio, Schwab U.S. MarketMasters Fund?, Schwab
Balanced MarketMasters Fund?, Schwab Small-Cap
MarketMasters Fund?, Schwab International
MarketMasters Fund?, Institutional Select S&P 500
Fund, Institutional Select Large-Cap Value Index
Fund, Institutional Select Small-Cap Value Index
Fund, Schwab Core Equity Fund?, Schwab Hedged Equity
Fund?, Communications Focus Fund, Financial Services
Focus Fund, Health Care Focus Fund, and Technology
Focus Fund (the "funds") for the year ended October
31, 2002, we considered their internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinions on the financial statements and to comply with the requirements of Form N-SAR, not to provide assurance on internal control.
The management of the funds is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls.
Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with accounting principles generally accepted in the United States of America. Those controls include the safeguarding of assets against unauthorized acquisition, use or disposition.
Because of inherent limitations in internal control, errors or fraud may occur and not be detected.
Also, projection of any evaluation of internal control to future periods is subject to the risk that controls may become inadequate because of changes in conditions or that the effectiveness of their design and operation may deteriorate.
Our consideration of internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards established by the American Institute of Certified
Public Accountants. A material weakness is a condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that misstatements caused by error or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving internal control and its operation, including controls for safeguarding securities that we consider to be material weaknesses as defined above as of October 31, 2002.
This report is intended solely for the information and use of the Board of Trustees, management and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.


PricewaterhouseCoopers LLP
San Francisco, California
December 6, 2002

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